UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2005 ebank Financial Services, Inc.

(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	000-24043 (Commission File Number)	58-2349097 (IRS Employer Identification No.)

2410 Paces Ferry Road, Suite 190
Atlanta Georgia 30339
(Address of Principal Executive
Offices) (Zip Code)

(770) 863-9225
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry Into a Material Definitive Agreement.

Item 1.01. Entry Into a Material Definitive Agreement.

Approval of 2005 Executive Cash Bonus Opportunities

     On Monday, June 27, 2005, the Compensation Committee and the Board of Directors of ebank Financial Services, Inc. (the “Company”) approved the establishment of a cash bonus plan for designated officers of the Company and the Company’s subsidiary, ebank, for the 2005 fiscal year. Three of the executives covered by the plan are the “named executive officers” of the Company whose compensation is subject to disclosure in the Company’s annual proxy statements.

     The amount of the cash bonus that each executive may earn under the plan will be based on criteria to be established by the Compensation Committee and approved by the Board of Directors, some of which will be related to the performance of the Company (which may also include criteria related to the performance of ebank) and some of which will be related to the performance of each participating executive during the year. For the Chief Executive Officer, 75% of the potential bonus will be determined based on Company performance criteria and 25% will be determined based on individual performance criteria. For the other participating executives, 50% of the potential bonuses will be determined based on Company performance criteria and 50% will be determined based on individual performance criteria. Subject to the designation of the specific Company and individual performance criteria for each executive, the plan contemplates that potential cash bonuses for the Chief Executive Officer will be set at 7.5% of annual base salary for meeting the criteria at a threshold payout level, 15.0% of base salary for achieving targeted performance levels and 30.0% of base salary for achieving specified maximum performance levels. For the other participating executives, potential cash bonuses will be set at 5.0% of annual base salary for meeting the criteria at a threshold payout level, 10.0% of base salary for achieving targeted performance levels and 20.0% of base salary for achieving specified maximum performance levels.

     The following table reflects potential bonus payouts at the targeted and maximum performance levels for each participating executive officer, based on current base salary levels:

		2005
		Base	2005 Target	2005 Target	2005 Max.	2005 Max.
Officer	Title	Salary	Award (%)	Award ($)	Award (%)	Award ($)
James L. Box	President & CEO	$175,000	15%	$26,250	30%	$52,500
Wayne W. Byers	Chief Financial Officer	112,000	10%	11,200	20%	22,400
Michael J. Curasi	Chief Lending Officer	112,000	10%	11,200	20%	22,400

Approval of Change in Directors’ Compensation Arrangement.

The Compensation Committee and the Board of Directors also amended the Company’s compensation arrangement with its Board of Directors. Under the amended arrangement, all non-employee directors (other than the Chairman of the Board) will be granted, on an annual basis, a stock option to purchase 10,000 shares of the Company’s common stock pursuant to the Company’s Stock Incentive Plan upon the condition that each such director attended at least 75% of all meetings of the Board of Directors during the Company’s previous fiscal year. Additionally, the Company will pay its Audit Committee Chairman $300 for each audit committee meeting attended in person and will pay the other Audit Committee Members, other than the Chairman of the Board, $150 for each audit committee meeting attended in person. The Company will pay its other committee’s Chairmen $200 for each committee meeting attended in person and will pay the other non-employee committee members, other than the Chairman of the Board, $100 for each committee meeting attended in person. However, no amount will be paid by the Company for committee meetings where a committee member attends via teleconference.

These amounts are in addition to the Company’s current arrangement with directors whereby the Company pays to all non-employee directors (other than the Chairman of the Board) $400 for each board meeting attended in person and $200 for attendance via teleconference. The Company also did not change its current compensation arrangement with its Chairman of the Board. The Company currently pays its Chairman $5,000 per month in director’s fees and does not pay any additional fees for meeting attendance. The Company also pays on the behalf of its Chairman of the Board certain athletic club dues (amounting to approximately $1,428 in 2004).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ebank Financial Services, Inc.
Date: July 1, 2005	By:	/s/ James L. Box
James L. Box
President and Chief Executive Officer

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